Exhibit 99.1

Investor Contact:	Press Contact:
Frank Yoshino	Katherine Lane
Vice President, Finance	Director, Corporate Communications
+1 714 885-3697	+1 714 885-3828
frank.yoshino@emulex.com	katherine.lane@emulex.com
Shareholder Litigation Dismissal Hearing Scheduled
COSTA MESA, Calif., August 20, 2010 — Emulex Corporation (NYSE:ELX) today announced that it has entered into a Stipulation And Agreement Of Dismissal Of Certain Claims As Being Moot And Of All Other Claims, And As To Award Of Attorneys’ Fees (the “Stipulation”), dated August 16, 2010. The Stipulation provides for the dismissal of all claims asserted in a previously disclosed litigation regarding Emulex’s response to a subsequently withdrawn acquisition proposal by Broadcom Corporation, entitled In Re Emulex Corporation Shareholders Litigation, 4536-VCS, pending in the Court of Chancery of the State of Delaware. This stipulation supersedes the stipulation previously filed by the parties on July 9, 2010. The dismissal of the action and plaintiffs’ application for an award of attorneys’ fees are subject to approval of the Court. The Court has scheduled a hearing for October 4, 2010, to be held at the Court of Chancery, 34 King Street, Wilmington, Delaware 19801, at 10 am, for the purpose of hearing and determining any objections to the proposed dismissal of the lawsuit and the application of plaintiffs’ attorneys for an award of attorneys’ fees and expenses. The Stipulation and a Notice document providing more information about the dismissal and the procedure for objecting to the Stipulation is available in an 8-K being filed concurrently, and can also be found on the company’s website at www.emulex.com.
About Emulex
Emulex is the leader in converged networking solutions for the data center. Our Connectivity Continuum architecture provides intelligent networking services that transition today’s infrastructure into tomorrow’s unified network ecosystem. Emulex provides a single framework that intelligently connects every server, network and storage device within the data center. Through strategic collaboration and integrated partner solutions, Emulex provides its customers with industry leading business value, operational flexibility and strategic advantage. Emulex is listed on the New York Stock Exchange (NYSE:ELX) and has corporate headquarters in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.

Shareholder Litigation Dismissal Hearing Scheduled | 2
Emulex Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. These forward-looking statements include, among other things, statements regarding future events and proceedings. Emulex wishes to caution readers that a number of significant factors could cause actual results to differ materially from those in the forward-looking statements. These factors are discussed in Emulex’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q. Statements in this release are based on current expectations and Emulex undertakes no obligation to revise or update any forward-looking statements for any reason. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
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